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                                                                      EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

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
                                                                  1996        1995        1994
                                                                 -------     -------     -------
Net Income....................................................   $16,513     $41,411     $32,220
Less:  Common stock dividends.................................     6,217       6,321       5,686
       Preferred stock dividends..............................     2,810       2,810       2,603
                                                                 -------     -------     -------
     Undistributed earnings...................................   $ 7,486     $32,280     $23,931
                                                                 =======     =======     =======
PRIMARY
Average shares and equivalents outstanding:
  Shares outstanding..........................................    13,519      13,733      13,699
  Shares issuable upon
     Conversion of preferred stock............................     4,587       4,587       4,587
     Exercise of stock options................................        36          54          52
                                                                 -------     -------     -------
     Total....................................................    18,142      18,374      18,338
                                                                 =======     =======     =======
Per share amounts:
  Undistributed earnings......................................   $   .41     $  1.76     $  1.30
  Dividends (except preference dividends).....................       .46         .46         .42
                                                                 -------     -------     -------
     Net income...............................................   $   .87     $  2.22     $  1.72
                                                                 =======     =======     =======
FULLY DILUTED
Average shares and equivalents outstanding:
  Shares outstanding..........................................    13,519      13,733      13,699
  Shares issuable upon
     Conversion of preferred stock............................     5,212       5,212       5,212
     Exercise of stock options................................        51          57          54
                                                                 -------     -------     -------
     Total....................................................    18,782      19,002      18,965
                                                                 =======     =======     =======
Per share amounts:
  Undistributed earnings......................................   $   .40     $  1.70     $  1.26
  Dividends (except preference dividends).....................       .46         .46         .42
                                                                 -------     -------     -------
     Net income...............................................   $   .86     $  2.16     $  1.68
                                                                 =======     =======     =======
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